Exhibit 10.5

July 9, 2024

Dear Simon Cheng,

I am delighted to offer you the Accounting Controller at Longstar HealthPro Inc. This letter confirms the details of the employment offer we discussed.

Your starting monthly salary will be $4,200, distributed in two payments each month through the company's payroll system. You are expected to work from 8:30 AM to 5:00 PM, Monday through Friday, including a 30-minute lunch break and two 10-minute breaks throughout the day. Your start date will be July 16th, 2024, at our Walnut location: 4010 Valley Blvd Ste 101, Walnut CA 91789

As part of our commitment to the health of our employees, we offer health coverage that will commence on September 1st, 2024. The company will cover 50% of the cost and full coverage for vision and dental.

After your probationary period, you will be eligible for a salary increase of between 3% to 10%. More detailed information about these and other benefits can be found in our employee handbook, which will be provided to you on your first day.

Longstar HealthPro Inc. is a company that values team spirit, innovation, and dedication. We are excited to welcome you aboard and look forward to working with you.

Please sign and return a copy of this letter by July 10, 2024, to confirm your acceptance of this offer. If you have any questions, do not hesitate to reach out.

Once again, congratulations on your new position. We look forward to the value you will bring to Longstar HealthPro Inc.

Best regards,

Sara Zhang

HR Department

I, Simon Cheng, accept the position of Accounting Controller at Longstar HealthPro Inc. as described above.

/s/ Simon Cheng	7/10/2024
Signature	Date

Farlong Nutraceutical | Notoginseng & Supplements

4010 Valley Blvd #101, Walnut, CA 91789 (909) 529-8881 WWW.FARLONG.COM